POLICY │Global Code of Ethics Policy │

Investec Asset Management

Global Code of Ethics Policy

Investec
Asset Management

Classification: Internal

POLICY │Global Code of Ethics Policy │

CONTENTS

1	General Introduction by the Co-CEOs	1
2	Conduct Principles	2
3	Management of Conflicts of Interest	3
4	Fair Treatment of Clients	4
5	Duty of Confidentiality	5
6	Handling Inside Information	7
7	Personal Account Dealing	9
8	Disclosure of Outside Interests	11
9	Provision or Receipt of Third Party Benefits	122
10	Anti-competitive behaviour	14

Declaration

All new employees are required to provide a declaration of understanding of, and adherence to, the Global Code of Ethics upon commencement of their employment with Investec Asset Management (IAM). To ensure ongoing compliance with the Global Code of Ethics, all employees globally are required to re-confirm adherence at least annually.

NOTE

IAM Compliance recognises that the firm operates globally in many jurisdictions, meaning that it is possible that aspects of this Global Code of Ethics may differ from local jurisdictional standards in a particular region. If there appears to be a conflict between the Global Code of Ethics and local law, or if you have questions regarding the interpretation of applicable laws, please contact your local IAM Compliance promptly for clarification. As a general principle, when there is a difference between the IAM policies that apply to you, and the laws of the jurisdictions in which you conduct business, the more restrictive requirement will prevail.

POLICY │Global Code of Ethics Policy │

1	General Introduction by the Co-CEOs

It is an honour and privilege to be entrusted with other people’s money. Our firm will not survive, let alone prosper, without the trust of our clients and the wider market. It is therefore vital that all of us act with integrity and care all of the time.

We expect all our people to observe and maintain the highest standards of honesty, integrity and fair dealing and to act with due care, skill and diligence in all dealings with our clients.

This Code of Ethics has been developed to help explain what acceptable behaviour is for all employees and sets out some responsibilities with which you must comply. Our Conduct Principles whilst common sense, reiterate our commitment to the highest levels of ethical conduct at IAM. If we all conduct ourselves within the letter and spirit of our Conduct Principles and the wider Code of Ethics, we will go a long way to ensuring the correct outcomes for our clients and the markets in which we operate.

The Code of Ethics forms part of your employment contract and any breach will be viewed as serious misconduct, which may lead to disciplinary action. It summarises some of our policies and it sets out your key responsibilities but is not a complete list. Please carefully read it and ensure you are confident in understanding your obligations and responsibilities. If you are unsure of any of the contents or suspect or are aware of actual breaches, please speak to your line manager or your local compliance team immediately.

It is the responsibility of each and every one of us to ensure that IAM acts with integrity at all times. Our clients rightly expect impeccable behaviour from all of us and we cannot afford to lose their trust.

Thank you for ensuring we maintain high ethical standards and conduct ourselves at all times in the interests of our clients.

Mimi Ferrini and John Green
Co-Chief Executive Officers
October 2019

POLICY │Global Code of Ethics Policy │

2	Conduct Principles

What are your responsibilities?

•	You must ensure that you observe and follow the conduct principles.
•	If you breach or suspect a breach of the conduct principles, you must report it to Human Capital and/or IAM Compliance without delay.

You are less likely to make mistakes if you…

•	Speak to your line manager or your IAM Compliance team if you have any doubts or questions

Our clients rightly expect the highest levels of ethical conduct from all of us at IAM. To help reinforce our commitment to this, we have introduced five conduct principles which apply to all employees globally. These conduct principles are also supported by our culture which is centred around ‘Do the Right Thing’ and ‘Freedom to Create’.

Our culture and values are linked to our five conduct principles. We want to achieve the best possible outcomes for our clients and create an environment for our employees where everyone can be themselves, with the opportunity to build a successful career.

2.1.	Our Conduct Principles

•	You must act with integrity

•	You must act with due care, skill and diligence

•	You must be open and cooperative with all our global regulators

•	You must pay due regard to the interests of clients and treat them fairly

•	You must observe proper standards of market conduct

2.2.	Why is this important to YOU and IAM?

•	Breaches of the conduct principles can erode the trust we have built with our clients over many years. This can result in damage to our brand and reputation.

•	Breaches could result in poor outcomes for our clients.

•	Breaches of the conduct principles undermine the positive working environment we work hard to create.

•	In some jurisdictions, material breaches of the conduct principles are reportable to the local regulator. This can lead to regulatory sanctions for the individual and may impact your employment at IAM and roles at future employers.

POLICY │Global Code of Ethics Policy │

3	Management of Conflicts of Interest

What are your responsibilities?

•	You must ensure that IAM does not allow clients to have conflicting interests with each other and/or IAM that are unmanaged or undisclosed.
•	If you identify a potential or actual conflict of interest, escalate it immediately to your line manager or IAM Compliance.
•	Attend any assigned conflicts of interest training.
•	Read and be familiar with the Global Conflicts of Interest policy.

You are less likely to make mistakes if you…

•	Speak to your line manager or your IAM Compliance team if you have any doubts or questions.

3.1.	What does this mean?

•	A conflict of interest is a situation in which someone is or could be perceived to be unable to make a fair /impartial decision because they could be affected by the result.

This includes any conflict of interest which may arise or potentially arise between:

▪	IAM and a client;
▪	A client and an employee; or
▪	Between different clients.

3.2	Why is this important to YOU and IAM?

•	As a regulated financial services company operating in numerous jurisdictions we are required to properly manage actual and potential conflicts of interest with or between our clients.

•	IAM will always seek first to avoid, and second to manage any possible conflicts that may occur through normal business activities so that there is no risk of damage to clients’ interests.

•	The reputation of IAM could be damaged by our poor management of potential or actual conflicts of interest.

•	Our policy will help ensure that conflicts of interest are prevented or otherwise managed such that they do not influence IAM, its employees or third parties to act in a manner which is not in the best interests of IAM’s clients.

•	A potential or actual conflict of interest must be escalated to your line manager and reported to IAM Compliance and, where appropriate, to the Global Conflicts Committee.

•	If IAM is not able to prevent or reasonably manage away a conflict of interest, then we must clearly advise the specific nature and / or source of conflict of interest to the specific client before undertaking business for that client and explain why we cannot adequately manage the conflict.

POLICY │Global Code of Ethics Policy │

4	Fair Treatment of Clients

What are your responsibilities?

•	Ensuring the fair treatment of our clients is core to our business and must be central to your decision making.
•	If you witness any actual or potential conduct that is unfair to clients or below their reasonable expectations, escalate immediately to your line manager or IAM Compliance.

You are less likely to make mistakes if you…

•	Speak to your line manager or IAM Compliance if you are in any doubt about how this affects your role.

4.1	What does this mean?

Our global regulators want to ensure that IAM’s clients can be confident that when they deal with IAM they are treated in a fair and ethical way.

4.2	Why is this important to YOU and IAM?

•	Our clients rightly expect and deserve fair treatment in all their dealings with IAM.

•	As a regulated financial services firm, we must pay due regard to the interests of our clients and treat them in a fair manner.

•	We risk action by one of our regulators if we are deemed not to have treated our clients fairly.

•	We are in serious risk of damaging the valuable brand reputation of IAM if our clients believe that IAM’s levels of conduct have fallen below their expectations.

4.3	Policy Summary

There are 5 relevant client outcomes which are at the heart of IAM’s business model:

1.	We have a strong customer focused culture;
2.	Our products are designed and marketed to an appropriate target market;
3.	Our customers are provided with clear information;
4.	Our products and services perform as customers would expect; and
5.	We will not put barriers in place if customers wish to complain or change product

Any potential or actual unfair treatment of clients will be investigated ensuring all applicable client, regulatory and legal requirements are satisfied.

POLICY │Global Code of Ethics Policy │

5	Duty of Confidentiality

What are your responsibilities?

•	All information relating to clients or IAM is subject to your duty of confidentiality.
•	Seek to safeguard all information.
•	Escalate potential and actual breaches to your line manager and IAM Compliance.
•	Attend any assigned confidential information and data protection training.
•	Read and understand the Secure and Acceptable Usage Policy and Data Protection & Privacy Policy

You are less likely to make mistakes if you…

•	Raise any concerns or doubts to your line manager or IAM compliance.

5.1	What is to be kept secure?

•	Generally, all confidential information and internal information should be kept secure at all times.

•	Internal information is business, financial, client or operational information not typically published or disclosed to a broad audience outside IAM. Any theft, loss or disclosure of which could pose a moderate risk to IAM.

•	Confidential information is the most protected, valuable information integral to the success of the business; theft, loss or disclosure could pose a significant risk to IAM.

5.2	Why is this important to YOU and IAM?

•	IAM has a responsibility towards clients and has a duty to protect client and business information. We must manage any potential confidentiality breaches that may occur through normal business activities appropriately.

•	Mis-use of confidential information and/or internal information could lead to reputational damage, as well as regulatory or legal action against IAM.

•	Employees are additionally subject to IAM’s internal disciplinary procedures if there is a breach.

POLICY │Global Code of Ethics Policy │

5.3	Policy summary

•	Employees of IAM have a duty to treat as confidential all client, business and firm information of which they become aware as result of their position at IAM.

•	A clear-desk policy is advocated, with all client information whether on paper or in electronic form, being kept in a secure location.

•	Employees must treat confidential information and internal information with discretion in public places.

•	Emailing of confidential information and internal information to personal email accounts is strictly prohibited.

•	Employees should only use information to which IAM is entitled and not knowingly use confidential information belonging to any third party.

POLICY │Global Code of Ethics Policy │

6	Handling Inside Information

What are your responsibilities?

If you have received or suspect you have received material non-public information:

•	Do not disclose it to anyone; and
•	Contact IAM Compliance immediately.

You must:

•	Complete any assigned training modules; and
•	Read and be familiar with the Global Market Conduct Policy.

You are less likely to make mistakes if you…

•	Raise any concerns or doubts to IAM compliance.

6.1	What is Inside Information?

•	Inside Information is material, non-public, price sensitive information that relates to a security or financial instrument.

•	“Material” means there is a substantial likelihood that a reasonable investor would consider it important in their decision making.

•	“Non-public” meaning information which has not yet been communicated to the marketplace.

•	Ask yourself whether a reasonable investor would consider this information important in any decision making? If they would, this is inside information.

•	It is best practice to consider all information non-public unless it has been publicly announced or disseminated and to consider all non-public information about publicly traded securities as inside information.

6.2	Why is this important to YOU and IAM?

•	As a regulated financial services company IAM must seek to achieve the highest standards of market conduct and abide by the rules and regulations relating to market abuse in all markets in which it operates.

•	A breach of the relevant market abuse legislation could:

a)	Damage the reputation of IAM and lead to legal repercussions;
b)	Lead to the commencement of criminal proceedings against you personally; and
c)	Result in regulatory action for IAM in failing to have sufficient controls in place.

6.3	Policy summary

•	IAM’s investment team and other staff members are from time to time recipients of material non-public price sensitive information.

•	Inside information must be managed to avoid insider dealing/trading, which includes trading and tipping others to trade on the basis of inside information.

POLICY │Global Code of Ethics Policy │

•	Information acquired in relation to companies being invested in on behalf of clients must be kept confidential unless it is already publicly known.

•	Discussing or sharing inside information to individuals who are not employees of IAM is strictly prohibited and constitutes a criminal offence and a breach of IAM policy.

•	Confidentiality restrictions cease only when inside information ceases to be inside information, normally when it becomes publicly available.

•	Circumstances may dictate that, on a temporary basis, an “information barrier” should be created within IAM.

POLICY │Global Code of Ethics Policy │

7	Personal Account Dealing

What are your responsibilities?

•	You must submit an initial list of holdings on joining IAM and annually submit a declaration of holdings.
•	Read and understand the PAD policy;

If you wish to make a trade on your personal account:

•	Check the PAD policy to see if the trade or transaction needs pre-approval;
•	If required, submit a request via Star Compliance;
•	If approved, comply with time stipulations for placing the trade;
•	Provide an independent copy of the contract note as evidence of trade; and
•	Ensure holdings are held for a minimum period of 6 months – “Last in – First out”.

You are less likely to make mistakes if you…

•	Contact IAM Compliance if you are in any doubt or have any questions.

7.1	What is Personal Account Dealing?

•	Personal Account Dealing (PAD) is making trades for personal investment. Personal account dealing must not create a conflict of interest with client investments. The PAD Policy has been created to address this.

7.2	Why is this important to YOU and IAM?

•	To protect our clients from employees prioritising their own personal dealing over client trades.

•	To protect employees from possible misuse of information gained from their employment.

•	To safeguard the reputation of IAM. As a regulated financial services company, we must achieve the highest standards of market conduct.

7.3	Policy Summary

7.3.1	Common Transactions that require pre-approval – request via IAM Compliance site:

•	Listed securities – shares, bonds, ETFs, investment trusts, options, futures.

•	Private company shares – Compliance require additional information; discuss first for investments in unlisted entities.

•	Applies to all employees and affiliates.

•	An affiliated person is someone where an employee has a beneficial interest or control over their investments. This typically can include spouse/partner, close co-habiting relative or any other arrangement where the employee acts in a formal capacity over investment accounts.

7.3.2	Other Rules:

•	No front running, no speculating, no dealing that could lead to financial difficulty.

POLICY │Global Code of Ethics Policy │

•	Must hold securities for 6 months, unless circumstances explained beforehand to IAM Compliance. A “Last in – First out” rule applies.

•	Can’t sell/buy at a better price within 15 days of house trade unless liquid stock. Dealing desk and Compliance will monitor/restrict.

•	Can’t trade in Investec Plc shares during closed period. IAM Compliance will alert employees when closed period applies.

•	Transact before the end of the next working day after approval, send contract notes to IAM Compliance. If trade not carried out inform and discuss with Compliance.

•	US Employees must submit quarterly transaction reports to IAM Compliance.

7.3.3	Exempted Transactions:

•	Units in Investec funds or externally managed funds;

•	Shares in money-market funds; and

•	Transactions carried out in an account which is fully managed by an independent investment manager, i.e. a discretionary account. Opening such an account requires pre-approval.

POLICY │Global Code of Ethics Policy │

8	Disclosure of Outside Interests

What are your responsibilities?

•	Discuss any existing outside interest or potential outside interest with your line manager;
•	Contact IAM Compliance to discuss further, if you need clarification or assistance; and
•	Complete your initial (shortly after the commencement of your employment with IAM) and annual declarations for outside interests.

You are less likely to make mistakes if you…

•	Contact your line manager or IAM Compliance for clarification, if in any doubt.

8.1	What is an Outside Interest?

•	An outside interest is any business activity, investment or position of office that is performed by you, or by an affiliated person outside of your normal employment.

8.1.1.	Examples of outside interests that would require disclosure:

•	Appointment as a director (executive or non-executive) or trustee or similar role;

•	Involvement in investment clubs, or other investment related projects or firms; or

•	Involvement with, or appointment to any office or position in a club, society, private company, trust, or similar entity where this may regularly impact your time.

8.2	Why is this important to YOU and IAM?

•	An outside interest may constitute a conflict of interest and could affect the reputation of IAM and lead to regulatory action if not handled appropriately.

•	IAM views outside business interests as a key risk as this may result in reputational risk.

8.3	Policy Summary

•	All employees are required to discuss with and inform their line managers of any outside interests that are performed or held outside of their normal IAM roles.

•	All employees are required to declare any outside interests that are performed or held outside of their normal IAM roles.

•	Employees may not engage in any practice or pursue private or personal interests that may conflict, or potentially conflict, with the interests of IAM, clients or the Investec Group.

•	Employees may not earn any directors fees from Investec Group related directorships.

•	IAM Compliance will review all disclosures of and amendments to an employee’s outside interests, and may investigate any outside interest which could be deemed to be a conflict of interest.

•	Potential or actual conflicts arising from an outside interest will be recorded and reported within the business, and to clients if appropriate.

POLICY │Global Code of Ethics Policy │

9	Provision or Receipt of Third Party Benefits

What are your responsibilities?

Prior to receiving or giving a third party benefit you must:

•	Submit a Gifts & Entertainment request to Compliance for pre-approval; and
•	Use personal judgement to identify any conflicts of interest in both business and personal relationships.

You are less likely to make mistakes if you…

•	Read and familiarise yourself with the Third Party Benefits Policy; and
•	Be aware of regional policy differences.

9.1	What is a Third Party Benefit?

•	A benefit is defined as anything that is either of value to the recipient or has a cost to the donor and for which the recipient has not paid. This includes both tangible and intangible benefits.

•	A ‘third party’ is any individual or organisation with whom IAM has an actual or potential business relationship.

9.2.	Why is this important to YOU and IAM?

•	To ensure that employees do not influence and are not influenced by third parties (including clients) to act improperly through the provision or receipt of monetary or non-monetary benefits.

•	To maintain reputational standards of IAM and its employees.

•	To promote trust and respect between employees, IAM and its clients.

•	To ensure that our products are recommended to investors on the basis of their merits and in recognition of the needs of the investor.

9.3	Policy Summary

•	Employees are prohibited from offering, providing or accepting monetary or non-monetary benefits from third parties without prior approval via IAM Compliance.

•	There are some rare exceptions that do not require pre-approval, these are detailed in the Third Party Benefits Policy.

•	In the event of an unsolicited benefit offered: if the employee cannot refuse, for example if impolite or impractical, the employee must complete the approval process as soon as possible.

•	In the rare event of it being impossible to seek approval: you must declare as soon as possible after the fact.

•	IAM-organised events: also subject to the policy and must be coordinated with IAM Compliance.

POLICY │Global Code of Ethics Policy │

•	Third Party organised events: also subject to the policy. No commitment must be made by employees to a third party in respect of IAM contribution towards costs or other benefits.

POLICY │Global Code of Ethics Policy │

10	Anti-Competitive behaviour

What are your responsibilities?

•	Do not discuss with IAM’s competitors anything that could be deemed to be commercially sensitive or strategic information.
•	Ensure that IAM does not engage in any practices which could be viewed as anti- competitive.
•	If a competitor solicits you to in engage in a way that could be viewed as anti-competitive, immediately contact IAM compliance for assistance.
•	Be vigilant when discussing anything with a competitor, even in a social setting.

You are less likely to make mistakes if you…

•	Contact IAM Compliance for clarification if in you are any doubt.

The main objective of laws on anti-competitive behaviour is to ensure that competition in a market is open, genuine and fair. This will help ensure that clients are given the best choice of products/services and at fair market prices. Regulators can often view the sharing of commercially sensitive or strategic information between competitors as anti-competitive.

10.1	What could be viewed as commercially sensitive or strategic information?

•	Fees charged on segregated mandates
•	Details of IAM’s participation in an IPO
•	Details on operating costs or commercial strategies
•	Investment strategies, including in respect of individual listed-companies
•	Proposed fund launches/product pipeline and potential pricing
•	Customer lists
•	Pricing of third party vendor contracts
•	Anything that Exco would not want you sharing with a rival firm
•	Flow data or projections that could impact IAM’s profitability

10.2	What could be viewed as anti-competitive behaviour?

•	Price-fixing: Where IAM agrees with one or more competitors (directly or indirectly) the prices at which to supply or procure products or services (such prices could include commissions, fees, interest rates, benchmark submissions, discounts or rebates).

•	Agreeing, whether formally or informally, to limit or cease competition between IAM and a competitor

•	Agreements with competitors to share consumers or market segments. For example, agreeing with a competitor to keep out of each other’s territories/areas.

•	Agreements between IAM and competitors not to attempt to poach staff from each other (either formally or informally)

•	Direct or indirect communication of non-public commercially sensitive or strategic information such as future pricing intentions between competitors. For example, IAM’s pricing or order size intention in an IPO.
•	Discussing anything which could be viewed as commercially sensitive or strategic information (e.g. pricing structures, commission rates, rebates, new product launches, vendor/third party pricing models or rate cards).

POLICY │Global Code of Ethics Policy │

10.3	What can I talk to competitors about?

•	You can of course continue to talk to your contacts even if they are competitors. Just be mindful of what you discuss.

•	If IAM and a competitor are both invested in the same company, discussions that relate to that relevant investment as part of being a shareholder are permissible. For example, discussions on the firm’s overall performance, discussions on governance or whether to vote to back the current CEO at the AGM.

•	If a competitor is also a client e.g. via a fund/segregated mandate, then conversations about this business relationship is permissible.

•	Discussing the merits or getting feedback on particular services of third-party vendors e.g. asking a competitor if they would recommend using a supplier as a service provider.

10.4	Why is this important to YOU and IAM?

•	Engaging in anti-competitive behaviour can lead to action being taken against IAM and you by regulatory authorities. This can include significant fines and may result in you being banned from working in the financial services sector.

•	Any action taken against IAM by a regulator could cause serious damage to IAM’s reputation.

APPROVAL MECHANISM
Responsible Officer	Scope	Approver	Date of Approval	Effective Date
Michael Ginnelly / Jacqueline Smith	Global	Head of Compliance	October 2019
		Global Policies Committee	October 2019
Corporate Boards

Reference: 2019-01

Date of next review: October 2020